Exhibit 99.1

Contacts:

Investor Relations:

Angela White

ir@vistaprint.com

+1 (781) 652-6480
Media Relations:

Kaitlin Ambrogio

publicrelations@vistaprint.com

+1 (781) 652-6444

Vistaprint Reports Third Quarter Fiscal Year 2014 Financial Results

Third quarter 2014 results:

•	Revenue decreased 1 percent year over year to $286.2 million

•	Revenue decreased 1 percent year over year excluding the impact of currency exchange rate fluctuations

•	GAAP net income per diluted share decreased 76 percent year over year to $0.04

•	Non-GAAP adjusted net income per diluted share decreased 50 percent year over year to $0.24

Venlo, the Netherlands, April 29, 2014 — Vistaprint N.V. (Nasdaq: VPRT), a leading online provider of professional marketing products and services to micro businesses and the home, today announced financial results for the three month period ended March 31, 2014, the third quarter of its 2014 fiscal year.

“This is the first quarter in the past 14 years in which our revenue declined year over year. While we are not content with this performance, our underlying value creation was much better than our headline financial numbers,” said Robert Keane, president and chief executive officer. “Based upon significant customer research that we have conducted over the past three years we are shifting our value proposition away from the deep discounts and free-offer direct marketing that characterized the Vistaprint of the past toward being simply the best way for business owners to market their business. We are making this shift in order to expand into the large market opportunity that lies beyond our traditional base of highly price sensitive customers.”

Keane continued, “This shift has been gaining momentum for more than two years and has created significant near-term revenue headwinds, but we persist in implementation because we believe in the long-term value of the strategy. The most impactful headwinds to date occurred in the past quarter. They were the result of changes to our pricing and marketing practices that we recently rolled out in our largest markets — the U.S., Germany and U.K. Since 2012 we have successfully tested similar changes in Canada but, as we described last August at our investor day, these types of changes typically cause an immediate revenue impact, the magnitude of which is difficult to project. In this past quarter, the headwinds were greater in the U.S., Germany and U.K. than we had anticipated. We have levers to optimize our results once the changes are released in the market, and post the initial implementation our results improved in these markets as the quarter progressed. We made these changes against a backdrop of other actions to improve the return on our advertising spend. These advertising optimizations negatively impacted our new customer acquisition count, but they increased our projected long-term advertising returns and reduced advertising expense both as a percent of revenue and in absolute dollars. As a result, despite our revenue challenges, we have been able to maintain our profitability and we continue to track toward our margin improvement goals this year.”

Keane noted further, “We also continue to move forward with many other improvements to our value proposition beyond our pricing and marketing practices. Examples include better customer service availability, improved product substrate quality, more reliable shipping methods, assistance for graphic design creation, new options for premium finishes, and more SKU choices. These improvements typically come with higher expenses, but we are encouraged by several metrics we see in each market in which we have implemented them, especially when combined with Canadian-style pricing and marketing changes. In Canada our customer retention, gross profit per customer and the return on advertising expenditures have improved significantly. Around the world, we have seen increased average order values, a reflection that we are attracting more valuable customers. And we have seen material improvements to our Net Promoter Score (NPS) in all regions. This is a loyalty metric that we believe to be a leading indicator of customer lifetime value.”

Keane concluded, “We believe that we have not yet seen the full financial returns of these NPS improvements and we still have a lot more work ahead of us to reach our customer loyalty goals. However we are confident that when measured over a multi-year period, our marketing shift will deliver higher returns compared to our past marketing and pricing practices, and that significantly higher customer loyalty will eventually translate into renewed organic growth.”

Consolidated Financial Metrics:

•	Revenue for the third quarter of fiscal year 2014 was $286.2 million, a 1 percent decrease compared to revenue of $287.7 million reported in the same quarter a year ago. Excluding the estimated impact from currency exchange rate fluctuations, total revenue also decreased 1 percent year over year in the third quarter.

•	Gross margin (revenue minus the cost of revenue as a percent of total revenue) in the third quarter was 64.7 percent, down from 65.5 percent in the same quarter a year ago.

•	Operating income in the third quarter was $5.2 million, or 1.8 percent of revenue, and reflected a 46 percent decrease compared to operating income of $9.7 million, or 3.4 percent of revenue, in the same quarter a year ago.

•	GAAP net income attributable to Vistaprint for the third quarter was $1.4 million, or 0.5 percent of revenue, representing a 77 percent decrease compared to $5.9 million, or 2.0 percent of revenue in the same quarter a year ago. During the quarter, we incurred transaction costs of $3.4 million related to two recently-announced acquisitions.

•	GAAP net income per diluted share for the third quarter was $0.04, versus $0.17 in the same quarter a year ago.

•	Non-GAAP adjusted net income for the third quarter, which excludes amortization expense for acquisition-related intangible assets, tax charges related to the alignment of acquisition-related intellectual property with global operations, unrealized currency gains and losses on currency hedges and intercompany financing arrangements included in net income, and share-based compensation expense and its related tax effect, was $8.3 million, or 2.9 percent of revenue, representing a 51 percent decrease compared to non-GAAP adjusted net income of $16.9 million, or 5.9 percent of revenue, in the same quarter a year ago. The acquisition-related transaction costs noted above are included in our non-GAAP net income for the quarter.

•	Non-GAAP adjusted net income per diluted share for the third quarter, as defined above, was $0.24, versus $0.48 in the same quarter a year ago.

•	Capital expenditures in the third quarter were $11.8 million, or 4.1 percent of revenue.

•	During the third quarter, the company generated $3.1 million of cash from operations and $(11.7) million in free cash flow, defined as cash from operations less purchases of property, plant and equipment, purchases of intangible assets not related to acquisitions, and capitalization of software and website development costs.

•	As of March 31, 2014, the company had $46.5 million in cash and cash equivalents and $202.0 million of debt. After considering debt covenant limitations, as of March 31, 2014 the company had $301.4 million available for borrowing under its credit facility. Subsequent to the end of the quarter and after incorporating our acquisitions of People & Print Group and Pixartprinting, we had roughly $150 million available for borrowing under the facility.

Operating metrics are provided as a table-based supplement to this press release. Starting in the first quarter of fiscal 2014, all operating metrics reflect the consolidated business including our Albumprinter and Webs acquisitions, and post-acquisition prior-period comparisons have been adjusted to reflect the same consolidated view.

Update on Minority Investment in China

Subsequent to the close of the quarter, Vistaprint reached an understanding with Namex Limited that Vistaprint would dispose of its minority equity interest in Namex Limited, as recent discussions with Namex management identified very different visions for the execution of the long-term strategic direction of the entity. Since our initial investment in fiscal 2012, our total capital investment in Namex has been approximately $17.7 million. We expect to sell our 45% share investment to the majority shareholder and recognize an income statement loss of up to $14 million in the fourth quarter of 2014 as the carrying value of the investment exceeds the expected proceeds. We expect to exclude this charge from our non-GAAP net income.

Fiscal 2014 Outlook as of April 29, 2014:

Ernst Teunissen, executive vice president and chief financial officer, said, “We are updating our guidance to incorporate the impact of the many moving pieces in our business since we last provided guidance in January. The revenue guidance below incorporates the positive impact from our recently announced acquisitions of People & Print Group and Pixartprinting, our negative third quarter results and a modified fourth quarter outlook. Despite our revenue shortfall, our profits in the core organic business are on track. The GAAP earnings guidance reflects our continued commitment to driving margin expansion in our core business, but includes the negative impact of our expected fourth quarter Namex loss and the transaction costs of the recently announced acquisitions which have already been incurred. Our non-GAAP earnings guidance reflects minimal change since we provided guidance last quarter.”

Financial Guidance as of April 29, 2014:

As previously stated, beginning with fiscal year 2014, the company provides revenue and earnings guidance on only a fiscal year basis, not quarterly. Based on current and anticipated levels of demand, the company expects the following financial results:

Fiscal Year 2014 Revenue

•	For the full fiscal year ending June 30, 2014, the company expects revenue of approximately $1,250 million to $1,270 million, or 7 percent to 9 percent growth year over year in reported terms and on a constant-currency basis. Constant-currency growth expectations assume a recent 30-day currency exchange rate for all currencies.

Fiscal Year 2014 GAAP Net Income Per Diluted Share

•	For the full fiscal year ending June 30, 2014, the company expects GAAP net income per diluted share of approximately $1.00 to $1.15, which assumes 34.5 million weighted average diluted shares outstanding.

Fiscal Year 2014 Non-GAAP Adjusted Net Income Per Diluted Share

•

For the full fiscal year ending June 30, 2014, the company expects non-GAAP adjusted net income per diluted share of approximately $2.70 to $2.85, which excludes expected acquisition-related amortization of intangible assets of approximately $13.5 million or approximately $0.39 per diluted share, share-based compensation expense and its related tax effect of approximately $28.7 million or approximately $0.82 per diluted share, tax charges related to the alignment of acquisition-related intellectual property with global operations of approximately $2.3 million, or $0.07 per diluted share, and the expected charge related to our minority investment in China of up to $14.0 million, or $0.40 per diluted share. Based on a recent 30-day currency exchange rate for relevant currencies, we estimate that changes in unrealized gains and losses on currency forward contracts and estimated unrealized currency transaction gains and losses on intercompany financing arrangements will have an impact on our full-year results of approximately $0.9 million, or $0.02 per diluted share. This guidance assumes a non-GAAP weighted average diluted share count of approximately 35.0 million shares.

Fiscal Year 2014 Capital Expenditures

For the full fiscal year ending June 30, 2014, the company expects to make capital expenditures of approximately $70 million to $80 million. Fiscal 2014 capital investments are designed to support the planned growth of the business and will include various investments in new manufacturing capabilities.

The foregoing guidance supersedes any guidance previously issued by the company. All such previous guidance should no longer be relied upon.

At approximately 4:20 p.m. (EST) on April 29, 2014, Vistaprint will post, on the Investor Relations section of www.vistaprint.com, an end-of-quarter presentation with accompanying prepared remarks. At 5:15 p.m. the company will host a live Q&A conference call with management, which will be available via web cast on the Investor Relations section of www.vistaprint.com and via dial-in at (877) 703-6105, access code 12851818. A replay of the Q&A session will be available on the company’s Web site following the call on April 29, 2014.

About non-GAAP financial measures

To supplement Vistaprint’s consolidated financial statements presented in accordance with U.S. generally accepted accounting principles, or GAAP, Vistaprint has used the following measures defined as non-GAAP financial measures by Securities and Exchange Commission, or SEC, rules: non-GAAP adjusted net income, non-GAAP adjusted net income per diluted share, free cash flow and constant-currency revenue growth. The items excluded from the non-GAAP adjusted net income measurements are share-based compensation expense and its related tax effect, amortization of acquisition-related intangibles, tax charges related to the alignment of acquisition-related intellectual property with global operations, changes in unrealized gains and losses on currency forward contracts, unrealized currency transaction gains and losses on intercompany financing arrangements and the related tax effect, and the expected charge for the disposal of our minority investment in China. Free cash flow is defined as net cash provided by operating activities less purchases of property, plant and equipment, purchases of intangible assets not related to acquisitions, and capitalization of software and website development costs. Constant-currency revenue growth is estimated by translating all non-U.S. dollar denominated revenue generated in the current period using the prior year period’s average exchange rate for each currency to the U.S. dollar and excludes the impact of gains and losses on effective currency hedges recognized in revenue in the prior year periods.

The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of Non-GAAP Financial Measures” included at the end of this release. The tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliation between these financial measures.

Vistaprint’s management believes that these non-GAAP financial measures provide meaningful supplemental information in assessing our performance and liquidity by excluding certain items that may not be indicative of our recurring core business operating results, which could be non-cash charges or discrete cash charges that are infrequent in nature. These non-GAAP financial measures also have facilitated management’s internal comparisons to Vistaprint’s historical performance and our competitors’ operating results.

About Vistaprint

Vistaprint N.V. (Nasdaq: VPRT) empowers more than 16 million micro businesses and consumers annually with affordable, professional options to make an impression. With a unique business model supported by proprietary technologies, high-volume production facilities, and direct marketing expertise, Vistaprint offers a wide variety of products and services that micro businesses can use to expand their business. A global company, Vistaprint employs over 4,400 people, operates more than 25 localized websites globally and ships to more than 130 countries around the world. Vistaprint’s broad range of products and services are easy to access online, 24 hours a day at www.vistaprint.com.

Vistaprint and the Vistaprint logo are trademarks of Vistaprint N.V. or its subsidiaries. All other brand and product names appearing on this announcement may be trademarks or registered trademarks of their respective holders.

This press release contains statements about our future expectations, plans and prospects of our business that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995, including but not limited to our expectations for the growth, development, and profitability of our business; the effects of our pricing and marketing strategy and NPS improvements on our business, including our expectations of long-term improvements in our revenue and other financial results; the impact of the write off of our investment in Namex; and our financial outlook and guidance set forth under the headings “Fiscal 2014 Outlook as of April 29, 2014” and “Financial Guidance as of April 29, 2014.” Forward-looking projections and expectations are inherently uncertain, are based on assumptions and judgments by management, and may turn out to be wrong. Our actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including but not limited to flaws in the assumptions and judgments upon which our forecasts are based; our failure to execute our strategy; our inability to make the investments in our business that we plan to make; the failure of our strategy and investments to have the effects that we expect; our failure to acquire new customers and enter new markets, retain our current customers and sell more products to current and new customers; our failure to identify and address the causes of our revenue weakness; our failure to manage the complexity of our business and expand our operations; costs and disruptions caused by acquisitions and strategic investments; the failure of the businesses we acquire or invest in to perform as expected; the willingness of purchasers of marketing services and products to shop online; our failure to promote and strengthen our brand; the failure of our current and new marketing channels to attract customers; our failure to manage growth and changes in our organization; currency fluctuations that affect our revenues and costs including the impact of currency hedging strategies and intercompany transactions; unanticipated changes in our market, customers or business; competitive pressures; interruptions in or failures of our websites, network infrastructure or manufacturing operations; our failure to retain key employees; our failure to maintain compliance with the financial covenants in our revolving credit facility or to pay our debts when due; costs and judgments resulting from litigation; changes in the laws and regulations or in the interpretations of laws or regulations to which we are subject, including tax laws, or the institution of new laws or regulations that affect our business; general economic conditions; and other factors described in our Form 10-Q for the fiscal quarter ended December 31, 2013 and the other documents we periodically file with the U.S. Securities and Exchange Commission.

In addition, the statements and projections in this press release represent our expectations and beliefs as of the date of this press release, and subsequent events and developments may cause these expectations, beliefs, and projections to change. We specifically disclaim any obligation to update any forward-looking statements. These forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this press release.

Operational Metrics & Financial Tables to Follow

VISTAPRINT N.V.

CONSOLIDATED BALANCE SHEETS

(Unaudited in thousands, except share and per share data)

	March 31, 2014	June 30, 2013
Assets
Current assets:
Cash and cash equivalents	$46,545	$50,065
Marketable securities	10,927	—
Accounts receivable, net of allowances of $122 and $104, respectively	20,339	22,026
Inventory	7,416	7,620
Prepaid expenses and other current assets	40,813	20,520

Total current assets	126,040	100,231
Property, plant and equipment, net	313,854	280,022
Software and web site development costs, net	12,985	9,071
Deferred tax assets	5,335	581
Goodwill	144,313	140,893
Intangible assets, net	24,840	30,337
Other assets	31,182	29,184
Investment in equity interests	13,457	11,248

Total assets	$672,006	$601,567

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$32,830	$22,597
Accrued expenses	100,150	103,338
Deferred revenue	23,776	18,668
Deferred tax liabilities	1,182	1,466
Current portion of long-term debt	16,375	8,750
Other current liabilities	3,127	207

Total current liabilities	177,440	155,026
Deferred tax liabilities	5,410	12,246
Other liabilities	25,442	14,734
Long-term debt	185,578	230,000

Total liabilities	393,870	412,006

Noncontrolling interest	5,741	—
Shareholders’ equity:
Preferred shares, par value €0.01 per share, 100,000,000 shares authorized; none issued and outstanding	—	—
Ordinary shares, par value €0.01 per share, 100,000,000 shares authorized; 44,080,627 shares issued, and 33,272,556 and 32,791,338 shares outstanding, respectively	615	615
Treasury shares, at cost, 10,808,071 and 11,289,289 shares, respectively	(384,530)	(398,301)
Additional paid-in capital	309,097	299,659
Retained earnings	341,806	299,144
Accumulated other comprehensive income (loss)	5,407	(11,556)

Total shareholders’ equity	272,395	189,561

Total liabilities, noncontrolling interest and shareholders’ equity	$672,006	$601,567

VISTAPRINT N.V.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited in thousands, except share and per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2014	2013	2014	2013
Revenue	$286,185	$287,684	$932,081	$887,412
Cost of revenue (1)	100,903	99,107	317,482	301,284
Technology and development expense (1)	42,434	43,004	127,555	120,706
Marketing and selling expense (1)	109,118	109,966	335,679	344,327
General and administrative expense (1)	28,491	25,874	85,195	78,087

Income from operations	5,239	9,733	66,170	43,008
Other income (expense), net	(116)	260	(8,151)	(559)
Interest expense, net	(1,725)	(1,283)	(4,868)	(3,709)

Income before income taxes and loss in equity interests	3,398	8,710	53,151	38,740
Income tax provision	999	2,264	7,819	10,587
Loss in equity interests	1,058	580	2,704	1,023

Net income	1,341	5,866	42,628	27,130
Add: Net loss attributable to noncontrolling interest	34	—	34	—

Net income attributable to Vistaprint N.V.	$1,375	$5,866	$42,662	$27,130

Basic net income per share attributable to Vistaprint N.V.	$0.04	$0.18	$1.30	$0.81

Diluted net income per share attributable to Vistaprint N.V.	$0.04	$0.17	$1.24	$0.78

Weighted average shares outstanding - basic	33,249,419	33,267,073	32,921,016	33,441,581

Weighted average shares outstanding - diluted	34,356,990	34,394,467	34,425,288	34,636,650

(1)	Share-based compensation is allocated as follows:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2014	2013	2014	2013
Cost of revenue	$55	$104	$193	$309
Technology and development expense	1,022	2,297	5,900	6,903
Marketing and selling expense	876	1,594	4,153	4,733
General and administrative expense	3,639	4,175	11,604	12,842

VISTAPRINT N.V.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited in thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2014	2013	2014	2013
Operating activities
Net income	$1,341	$5,866	$42,628	$27,130
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,881	16,169	49,346	46,993
Share-based compensation expense	5,592	8,170	21,850	24,787
Excess tax (benefits) shortfall derived from share-based awards	(3,480)	1,607	(5,467)	1,808
Deferred taxes	(3,360)	(271)	(10,954)	(4,130)
Loss in equity interests	1,058	580	2,704	1,023
Non-cash gain on equipment	—	—	—	(1,414)
Abandonment of long-lived assets	—	977	—	977
Unrealized (gain) loss on derivative instruments included in net income	(1,046)	—	2,655	—
Effect of exchange rate changes on monetary assets and liabilities denominated in non-functional currency	(1,885)	117	983	23
Other non-cash items	406	283	729	125
Changes in operating assets and liabilities:
Accounts receivable	3,707	1,620	2,293	(1,134)
Inventory	915	1,731	352	(1,159)
Prepaid expenses and other assets	3,648	11,412	(9,217)	7,242
Accounts payable	3,228	(11,881)	7,979	(3,278)
Accrued expenses and other liabilities	(23,863)	(28,245)	(7,835)	4,325

Net cash provided by operating activities	3,142	8,135	98,046	103,318

Investing activities
Purchases of property, plant and equipment	(11,830)	(11,155)	(53,999)	(66,523)
Proceeds from sale of assets	—	—	137	1,750
Purchases of intangible assets	(83)	(82)	(202)	(452)
Purchase of available-for-sale securities	(4,629)	—	(4,629)	—
Capitalization of software and website development costs	(2,920)	(2,439)	(7,339)	(5,579)
Investment in equity interests	—	—	(4,994)	(12,753)
Issuance of note receivable	—	—	—	(512)

Net cash used in investing activities	(19,462)	(13,676)	(71,026)	(84,069)

Financing activities
Proceeds from borrowings of long-term debt	42,000	24,500	109,000	79,712
Payments of long-term debt and debt issuance costs	(45,546)	(17,819)	(147,150)	(71,714)
Payments of withholding taxes in connection with vesting of restricted share units	(4,459)	(670)	(8,400)	(2,460)
Purchase of ordinary shares	—	(11,515)	—	(36,290)
Excess tax benefits (shortfall) derived from share-based awards	3,480	(1,607)	5,467	(1,808)
Proceeds from issuance of shares	111	266	4,274	2,024
Capital contribution from noncontrolling interest	4,821	—	4,821	—

Net cash provided by (used in) financing activities	407	(6,845)	(31,988)	(30,536)

Effect of exchange rate changes on cash	148	(1,036)	1,448	390

Net decrease in cash and cash equivalents	(15,765)	(13,422)	(3,520)	(10,897)
Cash and cash equivalents at beginning of period	62,310	64,728	50,065	62,203

Cash and cash equivalents at end of period	$46,545	$51,306	$46,545	$51,306

VISTAPRINT N.V.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited in thousands, except share and per share data)

	Three Months Ended March 31,			Nine Months Ended March 31,
	2014	2013		2014		2013
Non-GAAP adjusted net income reconciliation:
Net income attributable to Vistaprint N.V.	$1,375	$5,866		$42,662		$27,130

Add back:
Share-based compensation expense, inclusive of income tax effects	5,773 (a)	8,353	(b)	22,411	(c)	25,338	(d)
Amortization of acquisition-related intangible assets	2,228	2,275		6,677		6,696
Tax cost of transfer of intellectual property	312	431		1,843		2,595
Changes in unrealized (gain) loss on currency forward contracts included in net income	(1,131)	—		2,570		—
Unrealized currency transaction (gain) loss on intercompany loan, inclusive of income tax effects	(283)	—		880		—

Non-GAAP adjusted net income	$8,274	$16,925		$77,043		$61,759

Non-GAAP adjusted net income per diluted share reconciliation:
Net income per diluted share	$0.04	$0.17		$1.24		$0.78

Add back:
Share-based compensation expense, inclusive of income tax effects	0.17	0.24		0.64		0.71
Amortization of acquisition-related intangible assets	0.06	0.06		0.19		0.19
Tax cost of transfer of intellectual property	0.01	0.01		0.04		0.07
Changes in unrealized (gain) loss on currency forward contracts included in net income	(0.03)	—		0.07		—
Unrealized currency transaction (gain) loss on intercompany loan, inclusive of income tax effects	(0.01)	—		0.02		—

Non-GAAP adjusted net income per diluted share	$0.24	$0.48		$2.20		$1.75

Non-GAAP adjusted weighted average shares reconciliation:
GAAP weighted average shares outstanding - diluted	34,356,990	34,394,467		34,425,288		34,636,650
Add:
Additional shares due to unamortized share-based compensation	500,289	822,910		566,045		754,293

Non-GAAP adjusted weighted average shares outstanding - diluted	34,857,279	35,217,377		34,991,333		35,390,943

(a)	Includes share-based compensation charges of $5,592 and the income tax effects related to those charges of $181
(b)	Includes share-based compensation charges of $8,170 and the income tax effects related to those charges of $183
(c)	Includes share-based compensation charges of $21,850 and the income tax effects related to those charges of $561
(d)	Includes share-based compensation charges of $24,787 and the income tax effect related to those charges of $551

VISTAPRINT N.V.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

(Unaudited in thousands, except share and per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2014	2013	2014	2013
Free cash flow reconciliation:
Net cash provided by operating activities	$3,142	$8,135	$98,046	$103,318
Purchases of property, plant and equipment	(11,830)	(11,155)	(53,999)	(66,523)
Purchases of intangible assets not related to acquisitions	(83)	(82)	(202)	(452)
Capitalization of software and website development costs	(2,920)	(2,439)	(7,339)	(5,579)

Free cash flow	$(11,691)	$(5,541)	$36,506	$30,764

	GAAP Revenue			Currency Impact: (Favorable)/ Unfavorable	Constant- Currency Revenue Growth
	Three Months Ended March 31,
	2014	2013	% Change
Revenue growth reconciliation by segment:
North America	$166,118	$163,029	2%	1%	3%
Europe	104,177	108,255	(4)%	(3)%	(7)%
Most of World	15,890	16,400	(3)%	13%	10%

Total revenue	$286,185	$287,684	(1)%	—%	(1)%

	GAAP Revenue			Currency Impact: (Favorable)/ Unfavorable	Constant- Currency Revenue Growth
	Nine Months Ended March 31,
	2014	2013	% Change
Revenue growth reconciliation by segment:
North America	$520,339	$474,778	10%	—%	10%
Europe	359,912	357,307	1%	(4)%	(3)%
Most of World	51,830	55,327	(6)%	12%	6%

Total revenue	$932,081	$887,412	5%	—%	5%

VISTAPRINT N.V.

Supplemental Financial Information and Operating Metrics

	Q3 FY2013	Q4 FY2013	FY2013	Q1 FY2014	Q2 FY2014	Q3 FY2014	FY2014 YTD

[1] New Customer Orders (millions) - Consolidated	2.6	2.3	10.5	2.2	2.9	2.4	7.5
y/y growth	0%	0%	8%	-4%	-12%	-8%	-9%

[2] Total Order Volume (millions) - Consolidated	7.8	7.1	31.8	7.1	9.1	7.3	23.5
y/y growth	3%	1%	10%	0%	-7%	-6%	-5%

[3] Average Order Value - Consolidated ($USD)	$37.56	$39.08	$36.94	$39.40	$40.92	$40.14	$40.22
y/y growth	9%	9%	6%	10%	15%	7%	5%

[4] TTM Unique Active Customer Count - Consolidated (millions)	16.9	17.0		17.1	16.9	16.8	—
y/y growth	19%	13%		8%	2%	-1%
TTM new customer count (millions)	10.5	10.5		10.4	10.0	9.8	—
TTM repeat customer count (millions)	6.4	6.5		6.7	6.9	7.0	—

[5] TTM Average Bookings per Unique Active Customer - Consolidated	$68	$69		$70	$72	$73	—
y/y growth	-1%	1%		4%	7%	7%
TTM average bookings per new customer (approx.)	$50	$51		$52	$53	$53	—
TTM average bookings per repeat customer (approx.)	$96	$97		$98	$100	$101	—

[6] Advertising & Commissions Expense - Consolidated (millions)	$69.0	$59.0	$287.2	$63.1	$81.6	$65.9	$210.6
as % of revenue	24.0%	21.1%	24.6%	22.9%	22.0%	23.0%	22.6%

Revenue - Consolidated as Reported ($ millions)	$287.7	$280.1	$1,167.5	$275.1	$370.8	$286.2	$932.1
y/y growth	12%	12%	14%	9%	6%	-1%	5%
y/y growth in constant currency	12%	12%	16%	9%	6%	-1%	5%

North America ($ millions)	$163.1	$169.5	$644.3	$164.8	$189.4	$166.1	$520.3
y/y growth	15%	18%	18%	14%	13%	2%	10%
y/y growth in constant currency	15%	18%	18%	15%	14%	3%	10%
as % of revenue	57%	61%	55%	60%	51%	58%	56%
Europe ($ millions)	$108.3	$94.9	$452.2	$94.7	$161.0	$104.2	$359.9
y/y growth	8%	3%	9%	6%	1%	-4%	1%
y/y growth in constant currency	8%	2%	11%	2%	-2%	-7%	-3%
as % of revenue	37%	34%	39%	34%	43%	36%	39%
Asia Pacific ($ millions)	$16.4	$15.6	$71.0	$15.6	$20.3	$15.9	$51.8
y/y growth	6%	4%	16%	-11%	-5%	-3%	-8%
y/y growth in constant currency	10%	8%	17%	2%	6%	10%	4%
as % of revenue	6%	6%	6%	6%	6%	6%	6%

[7] Physical printed products and other ($ millions)			$1,084.7	$254.3	$350.5	266.4	$871.2
Digital products/services ($ millions)			$82.8	$20.8	$20.3	19.7	$60.8

Headcount at end of period	4,139	4,151		4,198	4,642	4,494	—
Full-time employees	3,952	3,996		4,055	4,217	4,370	—
Temporary employees	187	155		143	425	124	—

Notes:	Some numbers may not add due to rounding.
Metrics are unaudited and where noted, approximate.
Starting in Q3 Fiscal 2012, Albumprinter and Webs results have been included in customer metrics.
Also starting in the same period, a minor calculation methodology change was made in order to accommodate the consolidation.

[1]	Orders from first-time customers in period
[2]	Total order volume in period
[3]	Total bookings, including shipping and processing, divided by total orders
[4]	Number of individual customers who purchased from us in a given period, with no regard to frequency of purchase
[5]	Total bookings for a trailing twelve month period, including shipping and processing, divided by number of unique customers in the same period
[6]	External advertising and commissions expense for the consolidated business
[7]	Other revenue includes miscellaneous items which account for less than 1% of revenue